Exhibit II-4

Mitsubishi Estate Company, Limited's Notice Concerning Revisions to Its Business Forecasts, dated February 5, 2009.

A fair and accurate translation of the material provisions of the above-mentioned foreign language document is included in the Mitsubishi Estate FACT BOOK 2009/3, 3rd Q, dated February 5, 2009, attached as Exhibit I-5.